   As filed with the Securities and Exchange Commission on November 13, 2001
                                                           Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ELCOR CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                                    75-1217920
(State or other jurisdiction of          (I.R.S. employer identification number)
incorporation or organization)

                              14643 DALLAS PARKWAY
                          WELLINGTON CENTRE, SUITE 1000
                            DALLAS, TEXAS 75254-8890
                                 (972) 851-0500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                             HAROLD R. BEATTIE, JR.
                                 DAVID G. SISLER
                                ELCOR CORPORATION
                              14643 DALLAS PARKWAY
                          WELLINGTON CENTRE, SUITE 1000
                            DALLAS, TEXAS 75254-8890
                                 (972) 851-0500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                                 ALAN G. HARVEY
                             ALBERT G. MCGRATH, JR.
                                BAKER & MCKENZIE
                            2300 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                               DALLAS, TEXAS 75201
                                 (214) 978-3000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                                                           --------------------

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                          ------------------

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

                                                      AMOUNT          PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
                TITLE OF SHARES                        TO BE              OFFERING           AGGREGATE OFFERING        REGISTRATION
               TO BE REGISTERED                     REGISTERED        PRICE PER SHARE               PRICE                   FEE
               ----------------                     ----------        ----------------       ------------------        ------------
Common Stock, par value $1.00 per share(1)            50,000              $21.30(2)            $1,064,750(2)              $266.19

(1)   Includes associated preferred share purchase rights.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c).The shares are issuable under Elk Peak Performance Contractor Program(TM). Pursuant to Rule 457(c), the proposed maximum offering price per share is based upon the average of the high and low sale prices of the common stock on the New York Stock Exchange on November 12, 2001.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2001

PROSPECTUS


                          50,000 SHARES OF COMMON STOCK

                                       OF

                                ELCOR CORPORATION


         This prospectus relates to our common stock offered under the Elk Peak Performance Contractor Program(SM). Eligible program participants will receive shares of our common stock upon the payment of membership dues in the program. Also, each eligible program participant may redeem all or a portion of its points awarded through the program to acquire shares to be made available under the program. Shares of our common stock may also be purchased, for cash, by eligible program participants through the administrator of the program. Any dividends with respect to our common stock held in a program participant's stock account are automatically reinvested in additional shares of our common stock.

         Our common stock is listed on the New York Stock Exchange under the trading symbol "ELK."

                                   ----------

         YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 BEFORE MAKING A DECISION TO PURCHASE SHARES OF COMMON STOCK.

                                   ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                  THE DATE OF THIS PROSPECTUS IS _______, 2001.

                                TABLE OF CONTENTS

SUMMARY..........................................................................................................1

RISK FACTORS.....................................................................................................3

THE COMPANY......................................................................................................4

THE PROGRAM......................................................................................................6

QUESTIONS AND ANSWERS ABOUT THE PROGRAM..........................................................................9

USE OF PROCEEDS.................................................................................................13

DESCRIPTION OF CAPITAL STOCK....................................................................................13

PLAN OF DISTRIBUTION............................................................................................14

LEGAL MATTERS...................................................................................................15

EXPERTS.........................................................................................................15

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS......................................................................15

WHERE YOU CAN FIND MORE INFORMATION.............................................................................15

                                     SUMMARY

         This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read all of the information in this prospectus along with the information and financial statements to which we refer you in the section "Where You Can Find More Information" appearing at the end of this document. Where appropriate in this prospectus, references to Elcor include its subsidiaries.

                                ELCOR CORPORATION

         We are a publicly held corporation that is engaged in the manufacture of building and industrial products, and the delivery of electronics manufacturing services. Our common stock is listed on the New York Stock Exchange under the ticker symbol ELK.

         Elcor's Building Products business segment consists of the various operating subsidiaries of Elk Corporation of Dallas (referred to collectively in this prospectus as "Elk"). These companies manufacture and sell premium laminated fiberglass asphalt residential and accessory roofing products, together with coated and non-coated nonwoven mats used in manufacturing asphalt roofing products and in various industrial applications.

         Elcor's Electronics Manufacturing Services business segment consists of the various operating subsidiaries of Cybershield, Inc. (referred to collectively in this prospectus as "Cybershield"). Cybershield is a leading provider of shielding solutions to the digital wireless telecommunications industry, and an important supplier of shielding solutions to the computer, bar coding and medical electronics industries. Cybershield also provides its customers with related value-added services such as subassembly operations, decorative paint finishes, design consultation and project management.

         Elcor's Industrial Products business segment is comprised of: (1) Chromium Corporation ("Chromium"), which provides surface finishes and remanufactured diesel engine cylinder liners and pistons for the railroad and marine transportation industries; and (2) Ortloff Engineers, LTD ("OEL") which provides technology licensing and consulting services for the natural gas processing industry.

                   ELK PEAK PERFORMANCE CONTRACTOR PROGRAM(SM)

         The Elk Peak Performance Contractor Program(SM) (referred to in this prospectus as the "Program") is designed to encourage building contractors to use Elk roofing products and applications and provide to their customers the opportunity to purchase upgraded Elk warranty programs. The opportunity to apply for membership in the Program is limited to contractors who can demonstrate prior use of roofing products and applications. Contractors eligible to apply must then satisfy certain other membership requirements that vary depending upon the desired level of membership. If accepted for membership, contractors will receive one share of our common stock and other Program benefits and materials. Following acceptance into the Program, contractors will have the opportunity to offer upgraded warranty programs and receive certain rebates. Additionally, participating members will have the opportunity to receive points that may be awarded in connection with the sale of Elk products to purchasers of Elk's upgraded warranty programs. Accumulated points may be redeemed in accordance with the Program for merchandise, credits against future membership fees or shares of our common stock.

         Eligible participating contractors will receive an award of a number of points based upon the type and volume of Elk products sold to a purchaser of one of Elk's upgraded warranty programs. Points may be redeemed for one of three purposes:

         o The acquisition of merchandise from the then current edition of the Elk catalog, which may be modified from time to time in Elk's sole discretion;

         o        Application against fees payable for membership renewal; or

         o The acquisition of our common shares at the market value as of the time of purchase.

         Membership in the Program may be renewed annually provided that certain continuing customer satisfaction requirements are met. Elk has the right to terminate membership of a contractor who fails to meet the continuing customer satisfaction requirements or upon the occurrence of certain events or contractor actions. Also, Elk has reserved the right, exercisable in its sole discretion, to terminate or modify the Program, or any aspect thereof, at any time.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED BELOW IN DETERMINING WHETHER TO PURCHASE OUR COMMON STOCK.

THE BUILDING PRODUCTS BUSINESS IS VERY COMPETITIVE

         Our building products business is seasonal to the extent that it can be affected by weather, the availability of financing and general economic conditions. In addition, the asphalt roofing products manufacturing business is highly competitive. Actions of competitors, including changes in pricing, or slowing demand for asphalt roofing products due to general or industry economic conditions or the amount of inclement weather could result in decreased demand for our products, lower prices received or reduced utilization of plant facilities. Further, changes in building and insurance codes and other standards from time to time can cause changes in demand, or increases in costs that may not be passed through to customers.

WE MAY NOT BE ABLE TO PASS ON TO OUR CUSTOMERS HIGHER COSTS OF MATERIALS, ENERGY AND TRANSPORTATION

         In our building products business, the significant raw materials are ceramic-coated granules, asphalt, glass fibers, resins and mineral filler. Increased costs of raw materials can result in reduced margins, as can higher energy, trucking and rail costs. Historically, we have been able to pass some of the higher raw material, energy and transportation costs through to the customer. Should we be unable to recover higher raw material, energy and/or transportation costs from price increases of our products, operating results could be adversely affected and/or lower than projected.

OUR FAILURE TO MANAGE GROWTH COULD HARM US

         We have been involved in a significant expansion plan over the past several years, including the construction of new facilities. Progress in achieving anticipated operating efficiencies and financial results is difficult to predict for new plant facilities. If such progress is slower than anticipated, or if demand for products produced at new plants does not meet current expectations, operating results could be adversely affected.

WE MUST UTILIZE CERTAIN HAZARDOUS MATERIALS

         Certain facilities of our electronics manufacturing services and industrial products subsidiaries must utilize hazardous materials in their production processes. As a result, we could incur costs for remediation activities at our facilities or off-site, and other related exposures from time to time in excess of established reserves for such activities.

WE ARE SUBJECT TO THE COSTS AND UNCERTAINTY OF LITIGATION

         Our litigation, including Elk's defense of purported class action lawsuits, is subject to inherent and case-specific uncertainty. The outcome of such litigation depends on numerous interrelated factors, many of which cannot be predicted.

INCREASES IN INTEREST RATES WOULD INCREASE THE COST OF OUR CAPITAL

         Although we currently anticipate that most of our needs for new capital in the near future will be met with internally generated funds or borrowings under our available credit facilities, significant increases in interest rates could substantially affect our borrowing costs under our existing loan facility, or our cost of alternative sources of capital.

WE MUST KEEP PACE WITH TECHNOLOGICAL CHANGES

         Each of our businesses, especially our shielding business, is subject to the risks of technological changes that could affect the demand for or the relative cost of our products and services, or the method and profitability of distribution or delivery of such products and services. In addition, each of our businesses could suffer significant setbacks in revenues and operating income if we lost one or more of our largest customers, or if our customers' plans and/or markets should change significantly.

A LOSS OF USE OF MANUFACTURING FACILITIES COULD HARM US

         Although we insure ourselves against physical loss to our manufacturing facilities, including business interruption losses, natural or other disasters and accidents, such as fire, earthquake, damaging winds, and explosions, operating results could be adversely affected if any of our manufacturing facilities became inoperable for an extended period of time due to such events.

WE MUST CONTINUE TO DEVELOP NEW PRODUCTS AND SERVICES TO REMAIN COMPETITIVE

         Each of our businesses is actively involved in the development of new products, processes and services that are expected to contribute to our ongoing long-term growth and earnings. If such development activities are not successful, or we cannot provide the requisite financial and other resources to successfully commercialize such developments, the growth of future sales and earnings may be adversely affected.

ELK MAY TERMINATE THE PROGRAM AT ANY TIME IN ITS SOLE DISCRETION

         Elk has reserved the right to terminate the Program for any reason at any time. However, Program participants will have the opportunity to redeem accumulated points in accordance with the terms of the Program. See "The Program -- Termination or Modification of the Program" for additional information.

POINTS AWARDED UNDER THE PROGRAM DO NOT HAVE ANY VALUE EXCEPT FOR REDEMPTION PURSUANT TO THE PROGRAM

         No contractor participating in the Program will have any right to obtain points except in accordance with the terms and conditions of the Program. None of the points awarded, if any, will have any value except for use as specifically provided under the Program. None of the points awarded, if any, may be transferred or pledged and none may be redeemed except in strict accordance with the terms of the Program. There are no voting or economic rights associated with the points. A member in the Program will obtain voting and economic rights only upon the issuance of shares of our stock to that member.

                                   THE COMPANY

         We are a publicly held corporation that is engaged in the manufacture of building and industrial products, and the delivery of electronics manufacturing services. Our common stock is listed on the New York Stock Exchange under the ticker symbol ELK. Our principal executive offices are located at 14643 Dallas Parkway, Wellington Centre, Suite 1000, Dallas, Texas 75254-8890. Our telephone number is (972) 851-0500.

LINES OF BUSINESS

BUILDING PRODUCTS

         Elcor's Building Products business segment consists of the various operating subsidiaries of Elk Corporation of Dallas. These companies manufacture and sell premium laminated fiberglass asphalt residential and accessory roofing products, together with coated and non-coated nonwoven mats used in manufacturing asphalt roofing products and in various industrial applications. During fiscal 2001, Elk increased its premium laminated shingle manufacturing capacity by 38% with the successful start-up of its new Myerstown, Pennsylvania shingle plant. This new capacity should enable Elk to maintain a leading position in the premium laminated asphalt market niche, which has grown at a rate of 5% to 18% in each of the last eight calendar years. Approximately 85% of asphalt shingle shipments are used in reroofing applications, as homes require reroofing every 17-18 years on average. Elk accounted for 89% of our consolidated sales in fiscal 2001.

         The major products manufactured at Elk's roofing plants are premium laminated fiberglass asphalt shingles sold under its brand names: Prestique(R) Plus 40 High Definition, Prestique I 35 High Definition, Prestique 30 High Definition, Prestique 25 Raised Profile and Capstone(R). In July 2001, Elk introduced a new product line, the Prestique Gallery Collection(TM), whose colors are designed to reflect current trends in home interiors. In addition, Elk also manufactures premium fiberglass asphalt hip and ridge products:
RidgeCrest(TM), Seal-a-Ridge(R) and Z(R) ridge brands.

         Elk's building products are sold by employee sales personnel primarily to roofing wholesale distributors, delivery being made by contract carrier or by customer vehicles from the manufacturing plants or warehouses. Elk's products are distributed nationwide. The building products segment accounted for approximately 89% of our consolidated sales in fiscal 2001. Premium laminated asphalt shingles, which represent Elk's target market, account for approximately 44% of the residential sloped asphalt shingle roofing market. About 85% of all asphalt shingles are used in reroofing and remodeling and 15% are used in new construction. For the past several years, the building materials distribution industry has consolidated at a rapid pace with many smaller independent distributors being acquired by emerging larger national building products distributors. One customer, ABC Supply Co. Inc., the largest roofing wholesale distributor in the United States, accounted for 20% of our consolidated sales in fiscal 2001, 17% of our consolidated sales in fiscal 2000, and 18% of our consolidated sales in fiscal 1999.

         Elk operates two nonwoven fiberglass fabric (or mat) lines that run in parallel at its Ennis, Texas facility. Elk's nonwoven fiberglass roofing mat facilities supply its entire internal fiberglass roofing mat needs. In addition, roofing mats are sold by employee sales personnel to other asphalt roofing products manufacturers. Nonwoven mats are also sold to manufacturers of construction and industrial products who use such mats in their products, and to distributors of industrial filtration products. Elk's nonwoven mats are shipped by contract carrier to its other roofing plants and to its customers' locations.

         In July 2001, Elk appointed a dedicated senior management team for its performance nonwoven fabrics business. Increased management focus is intended to allow Elk to take advantage of its nonwoven manufacturing capabilities by exploiting market opportunities for nonwoven fiberglass mat outside its traditional roofing market. This management change also allows Elk to more fully develop the VersaShield(R) family of proprietary coated nonwoven products in a number of identified key markets. The patented technology of VersaShield(R) gives Elk the ability to focus on market niches of flame resistant, thermal and acoustical barriers, fabric chemical resistance and blended base fibers. These niches have direct application in building and construction, filtration, floor coverings and other industries. A semi-commercial pilot manufacturing line is now supplying limited quantities of these products to initiate market development sales.

ELECTRONICS MANUFACTURING SERVICES

         Elcor's Electronics Manufacturing Services business segment consists of the various operating subsidiaries of Cybershield. Cybershield accounted for 8% of our consolidated sales in fiscal 2001.

         Cybershield is a leading provider of shielding solutions to the digital wireless telecommunications industry, serving both the handset and infrastructure segments of the industry. Cybershield is also an important supplier of shielding solutions to the computer, bar coding and medical electronics industries. Cybershield's conductive coatings and gaskets reduce the emission of electromagnetic and radio frequency interference given off by electronic devices to levels better than those presently required by the Federal Communications Commission, and prevent the different chipsets within an electronic device from interfering with each other. Cybershield also provides its customers with related value-added services such as subassembly operations, decorative paint finishes, design consultation and project management. Employee sales personnel generate sales, with delivery made primarily by contract carrier.

INDUSTRIAL PRODUCTS

         Elcor's Industrial Products business segment is comprised of: (1) Chromium, which provides surface finishes and remanufactured diesel engine cylinder liners and pistons for the railroad and marine transportation industries; and (2) OEL, which provides technology licensing and consulting services for the natural gas processing industry. The Industrial Products business segment accounted for 3% of our consolidated sales in fiscal 2001.

         Chromium is the sole supplier of original equipment hard chrome plated diesel engine cylinder liners and is a major supplier of tin plated pistons to domestic locomotive manufacturers. Chromium is also a leading remanufacturer of these and certain other large diesel components for the railroad and marine industries.

         OEL is engaged in providing technology licensing and engineering support services and in providing engineering consulting services to the oil and gas production, gas processing and sulfur recovery industries. OEL licenses technology covered by and related to patents that we own for use in new or redesigned natural gas and refinery gas processing facilities, and utilizes technology licensed from others and its own expertise in the performance of consulting and engineering assignments. OEL continues to develop and patent improved processes for natural gas processing. Moreover, OEL offers significant expertise and other nonpatented technology associated with its processes that is difficult for customers to obtain on a cost-effective basis from others. OEL has also been successful in expanding its markets into several parts of Latin America.

         Patent license fees are calculated by standard formulas that take into account both specific project criteria and market conditions, adjusted for special conditions that exist in a project. Engineering consulting assignments are performed under consulting services agreements at negotiated rates.

                                   THE PROGRAM

         The Program is designed to encourage building contractors to use Elk roofing products and applications and provide to their customers the opportunity to purchase upgraded Elk warranty programs. The opportunity to apply for membership in the Program is limited to contractors who can demonstrate prior use of roofing products and applications. Contractors eligible to apply must then satisfy certain other membership requirements that vary depending upon the desired level of membership. If accepted for membership, contractors will receive one share of our common stock and other Program benefits and materials. Following acceptance into the Program, contractors will have the opportunity to offer upgraded warranty programs and receive certain rebates. Additionally, participating members will have the opportunity to receive awards of points that may be awarded in connection with the sale of Elk products to purchasers of Elk upgraded warranty programs. Accumulated points may be redeemed in accordance with the Program for purchases of merchandise, credits against future membership fees, or shares of our common stock.

BENEFITS OF MEMBERSHIP

         Within thirty days after acceptance into the Program and payment of the initial membership fee, currently $495, a participating member receives:

         o        A certificate evidencing membership in the Program;

         o        Yard signs showing membership in the Program;

         o Shirt and hat with logos or emblems showing membership in the Program;

         o        Specialized Peak Performance contractor literature;

         o        Exclusive participation in promotional programs;

         o        One share of our common stock; and

         o The opportunity to earn rebates on sale of certain Elk upgraded warranty programs.

         Eligible participating contractors will receive an award of a number of points based upon the type and volume of Elk products sold to a purchaser of one of Elk's upgraded warranty programs. Points earned may not be transferred or pledged. For the sole purpose of determining the amount of products that may be acquired, the credit against future membership renewal fees or the shares of common stock that may be acquired, each point will have a value of $0.10. There are no other rights or privileges associated with the points other than the right to redeem points in accordance with the Program. Points awarded with respect to the sale of Elk products will become available to participating members within fifteen days of receipt of registration cards sent to Elk by customers who purchase the upgraded warranty programs.

         Points may be redeemed for one of three purposes:

         o The acquisition of merchandise from the then current edition of the Elk catalog, which may be modified from time to time in Elk's sole discretion;

         o        Application against fees payable for membership renewal; or

         o The acquisition of our common stock at the market value as of the time of purchase.

Points awarded will be accrued provided the contractor maintains its membership in the Program. Elk shall maintain records of the points.

         Points may be redeemed monthly for any purpose permitted under the Program. Any participating member may notify Elk at any time it wishes to use accumulated points to acquire merchandise, apply the points in satisfaction of renewal fees or acquire shares of our common stock. However, redemption of the points will not be effected until the month following the date that Elk receives the notice of an election to redeem points. A minimum of 500 points must be redeemed each time a member elects to acquire our common stock under the Program.

         A participating member that elects to redeem points to acquire shares of our common stock must notify Elk. The notice may be given at any time in the discretion of the participating member. Elk will notify the Administrator, defined in "The Program-Administration of Membership" during the second week of each month of all of the elections to redeem points for shares that were made on or before the last business day of the previous month. The Administrator shall, within 5 business days of receipt of Elk's notice to the Administrator, purchase shares of our common stock on the open market or purchase the shares directly from us. The actual timing of the purchases shall be determined by the Administrator. The purchase price for any shares purchased directly from us shall be equal to the closing price of our common stock on the date preceding the date of the purchase of the shares.

         A participating member may elect at any time to purchase additional shares of our common stock through the Administrator. All such purchases must be paid in cash. See "Questions and Answers About the Program -- Can I purchase shares of Elcor stock with my own money?"

MEMBERSHIP RENEWAL

         A member may renew membership in the Program annually, provided that the member pays a renewal fee, currently $495, and continues to maintain specific customer satisfaction, as determined by ongoing surveys,. Initially, Elk anticipates that members must maintain a 90% level of customer satisfaction determined on a rolling quarterly basis. Additionally, members must maintain appropriate insurance and resolve all complaints or proceedings before any Better Business Bureau or local, county, or state governmental agencies, courts or tribunals. Upon each annual renewal in accordance with the terms of the Program, an eligible member will receive one additional share of our common stock.

PROBATION AND TERMINATION OF MEMBERSHIP

         Membership in the Program, regardless of membership level, may be terminated by Elk if the member participates in any fraud or misrepresentation, does not timely resolve any issue that causes the member to be placed by Elk on probationary status or is placed by Elk on probationary status for any reason three times in any two year period. Additionally, memberships in certain levels of the Program may be terminated if a contractor fails to perform repairs when required to do so under the terms of the Program.

         If Elk becomes aware that a contractor fails to meet continuing standards of satisfactory performance, as evidenced by the responses to customer surveys, Elk will notify the contractor within 30 days of indication of such failure and provide the contractor 60 days to resolve, to Elk's satisfaction, all open issues regarding customer satisfaction. A contractor given notice of its failure to meet Elk's standards will be placed on probation under the Program and will not be entitled to accumulate points under the Program until all open issues relating to customer satisfaction are resolved. If the issues are not resolved to Elk's satisfaction within 60 days, the contractor will be given notice that membership will be immediately terminated.

         At the time of termination of membership, the contractor will have 90 days to utilize any points accumulated in the Program. At the expiration of the 90 day period all unused points will be forfeited without any further action or consideration. Also, the contractor must deliver to Elk within the 90 day period written instructions as to whether the contractor elects to receive stock certificates representing the whole number of shares in its account or the proceeds of the sale of such shares. For additional information, see "Questions and Answers About the Program -- What happens if my membership in the Program is terminated?"

ADMINISTRATION OF MEMBERSHIP

         Elk will administer all aspects of the Program other than the purchase of common shares upon the redemption of points earned through the performance of the members in the Program. Elk will send to each member monthly statements summarizing points accumulated through the Program.

         Mellon Bank, N.A. has been appointed as the administrator of the stock component of the Program (Mellon Bank and any successor will be referred to in this prospectus as the "Administrator"). Certain administrative functions will be performed by Mellon Investor Services, an affiliate of Mellon Bank. All shares of stock acquired through the Program will be maintained in an account maintained by the contractor with the Administrator. However, the Administrator is not the sponsor of the Program. Further, any of our common stock purchased through the Administrator will not be subject to the protections afforded under the Securities Investor Protection Act of 1970. Each member must make independent investment decisions as to whether to purchase our common stock based upon its own judgment and research. The Administrator may use, and commissions may be paid to, a broker-dealer that is affiliated with the Administrator.

LIMITATION OF LIABILITY

         The terms of the Program provide that Elk, the Administrator, any independent agent retained to assist with the administration of the Program and we will not be liable for any act done in good faith or for the good faith omission to act in connection with the Program. This includes, without limitation, any claims of liability:

         o relating to purchase or sale prices reflected in a member's plan account or the dates of purchases or sales of shares that a member purchases or sells under the Program;

         o for any loss or fluctuation in the market value after purchase or sale of such shares;

         o for failure to terminate an individual member's Program account upon his or her death prior to receiving written notice of such death; or

         o        termination of membership.

The limitations on liability do not effect a waiver of any rights a member may have under applicable securities laws.

TERMINATION OR MODIFICATION OF THE PROGRAM

         Elk has reserved the right, exercisable in its sole discretion, to terminate or modify the Program, or any aspect thereof, at any time. If the Program is terminated, eligible contractors will have 90 days from the date of the decision to terminate the Program within which to redeem all accumulated points. Any points not timely redeemed will be forfeited without any further action or consideration. Also, if the Program is terminated, each contractor must deliver to Elk within the 90 day period written instructions as to whether the contractor elects to receive stock certificates representing the whole number of shares in its account or the proceeds of the sale of such shares. If the Program is terminated, all certificates and the proceeds of all sales of shares acquired through the Program will be returned to each member at the last address provided in writing to Elk and the Administrator. For additional information, see "Questions and Answers About the Program -- What happens if my membership in the Program is terminated?"

                     QUESTIONS AND ANSWERS ABOUT THE PROGRAM

WHAT FORMS DO I NEED TO APPLY FOR MEMBERSHIP IN THE PROGRAM?

         Contractors who may be eligible to participate in the Program should contact Elk to obtain the Elk Peak Performance Contractor Program Enrollment Booklet. See "What if I have questions about the Program" below for information about contacting Elk. Interested contractors should complete the Application for Membership included in the Booklet and furnish all information requested in the Booklet.

WILL I RECEIVE CERTIFICATES FOR SHARES PURCHASED?

         No, because the Program provides for share purchases to be recorded in book-entry form, that is electronically. You will receive periodically stock account statements reflecting your ownership of our common stock and transactions since the date of the last statement. For your convenience, shares acquired under the Program will be maintained by the Administrator in your name in non-certificated form. You may request a stock certificate from the Administrator at any time; however, you may be assessed a fee for such request. See "Questions and Answers About the Program -- What fees must I pay?"

CAN I GET CERTIFICATES IF I WANT THEM?

         Yes, if you should ever want a stock certificate for all or a portion of the whole shares of our common stock in your account, the Administrator will send one to you, upon your telephonic or written request within two business days of the receipt of your instructions. Please allow up to seven business days for the certificate to reach you. If you request and receive a certificate, the shares represented by that certificate will not be maintained in the Administrator's records. Further, your stock account statement will no longer reflect ownership of any shares of stock represented by stock certificates issued to you. Dividends payable with respect to such shares of stock shall be paid directly to you. Also, if you want to sell the shares represented by a stock certificate, you must arrange with someone other than the Administrator or us for the sale of the shares.

CAN I PURCHASE SHARES OF ELCOR STOCK WITH MY OWN MONEY?

         You may purchase additional shares of Elcor common stock by using the Program's optional cash investment feature. You must invest at least $50 at any one time, but not more than $10,000 in a calendar month. Interest will not be paid to you on any amounts held pending investment.

         You may make optional cash investments by sending a check or money order (not cash) to the Administrator payable to Mellon Bank, N.A. To facilitate processing of your investment, please use the transaction stub located on the bottom of your stock account statement. Mail your investment and transaction stub to the address specified on the statement.

HOW DO I SELL SHARES?

         You can sell shares in your Program account, provided they are eligible book-entry shares, at any time by contacting the Administrator by phone or in writing. Sales will generally be completed within 24 hours after the Administrator receives notice of the election to sell. Please note that the Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sales or issuance requests. All requests are final. The Administrator will mail a check to you (less applicable sales and brokerage fees) on the settlement date, which is three business days after your shares have been sold. Please allow an additional five to seven business days from settlement date for the post office to deliver your check. If you sell shares more than once each calendar year, you will be responsible for the payment of certain fees associated with the sale.

WHAT FEES MUST I PAY?

         Other than the fees payable for membership, there is no fee payable to Elk or the Administrator for your participation in the Program. Participation is voluntary and you may discontinue your participation at any time. There are, however, fees associated with certain of the Administrator's services. Other than the fees described below, you will not incur expenses for participating in the stock component of the Program. Elk will pay:

         o        the regular monthly administrative fees of the Administrator;

         o transaction fees payable for one request for certification of shares each calendar year;

         o        transaction fees payable for one sale each calendar year;

         o brokerage and transaction fees for all acquisitions of stock under the Program; and

         o brokerage fees for one annual sale of stock acquired under the Program

You will pay:

         o all transaction fees payable (currently $15) for each request for a stock certificate, other than the first request during a calendar year; and

         o all transaction fees payable (currently $15) for each sale of shares after the first sale during a calendar year; and

         o all brokerage fees payable for each sale after the first sale during a calendar year.

CAN I VOTE MY SHARES?

         Once you become a shareholder, you will receive all notices of shareholder meetings, proxy statements and other materials distributed by us to our shareholders. You will have all of the rights of a beneficial shareholder, including voting rights, as soon as there are shares of stock credited in your account. You will receive proxy materials for all of your shares and your shares will be voted in accordance with your direction.

WHAT HAPPENS IF ELCOR ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

         If we issue a stock dividend or declare a stock split, the new shares issued with respect to shares in your account will be added to your account. If you obtain and hold stock certificates representing our common shares in your name, the new shares issued with respect to those shares will be issued to you.

WHAT HAPPENS IF ELCOR DECLARES AND PAYS CASH DIVIDENDS?

         If we elect to declare and pay cash dividends, the full amount of the dividends payable with respect to shares in your account will be invested in additional shares of our common stock. If you obtain and hold stock certificates representing our common shares in your name, the dividends payable with respect to those shares will be paid directly to you in cash.

WHAT ARE THE TAX CONSEQUENCES OF PARTICIPATION IN THE PROGRAM?

         All the dividends paid to you -- whether or not they are reinvested -- are considered taxable income to you in the year they are paid by us. The total amount will be reported to you and to the Internal Revenue Service on IRS Form 1099-DIV shortly after the close of each year. Also, the Internal Revenue Service may treat as taxable income to you any brokerage commissions or other amounts that we pay on your behalf for the purchase, ownership or disposition of shares through the Program.

         Any gain or loss realized by you on the sale of stock acquired through the Program will be subject to Federal income tax on an amount equal to the difference between the participating member's cost basis in the stock and the amount realized on its disposition. The tax rate applicable to any gain realized will depend upon the length of time that you have owned the stock. All shares of our common stock that are sold through the Administrator will be reported to the Internal Revenue Service as required by law. IRS Form 1099-B will be mailed shortly after the close of each year to all those who sold stock through the Program. The 1099-B form will include only proceeds you received from the sale of your shares. If stock is acquired by redeeming points under the Program, the participating member's cost basis in such stock will generally equal the aggregate value of points redeemed to acquire such stock based on a value of $0.10 per point. You are responsible for calculating the cost basis of the shares you sold and any gain or loss on the sale. BE SURE TO KEEP YOUR ACCOUNT STATEMENTS FOR INCOME TAX PURPOSES. IF YOU HAVE QUESTIONS ABOUT THE TAX IMPACT OF YOUR PARTICIPATION IN THE PROGRAM OR THE RECEIPT OF ANY BENEFITS AVAILABLE UNDER THE PROGRAM, PLEASE CONSULT YOUR OWN TAX ADVISOR.

WILL FEDERAL INCOME TAXES BE WITHHELD FROM THE DIVIDENDS OR THE PROCEEDS OF ANY SALE OF SHARES ACQUIRED UNDER THE PROGRAM?

         Federal law requires the Administrator to withhold 30.5% for payments made on or after August 7, 2001 (which will be reduced to 30% for payments made in 2002 and 2003, 29% for payments made in 2004 and 2005, and 28% for payments made in 2006 and thereafter) with respect to dividends and the proceeds of any sale of shares for U.S. persons if: (1) you fail to certify (either on your Enrollment Form or on Form W-9) to us and the Administrator that you are not subject to backup withholding, that the taxpayer identification number on your account is correct and that you are a U.S. person (including a U.S. resident alien); or (2) the IRS notifies us or the Administrator that you are subject to backup withholding. Any amounts withheld will be deducted from your dividends and/or from the proceeds of any sale of your shares, and the remaining amount will be reinvested or paid as you have instructed. You may obtain a W-9 by calling the Administrator or us. Any required United States income tax withholding for non-U.S. persons will be deducted from dividends and/or sale proceeds and the remaining amount will be reinvested or paid as you have instructed.

WHAT HAPPENS IF I WANT TO TERMINATE MY ACCOUNT WITH THE ADMINISTRATOR?

         You must notify the Administrator and Elk. You must provide written instructions as to whether you wish to receive stock certificates representing the number of whole shares in your account or the proceeds of the sale of all of the shares in your account. The Administrator will, if instructed, issue in your name a stock certificate representing the whole number of shares in your account. The Administrator will sell any fractional shares and the proceeds will be forwarded to you. If you do not provide any instructions, the Administrator will issue in your name a stock certificate representing the whole number of shares in your account, sell any fractional shares and forward the sale proceeds to you. The certificates and/or the proceeds of any sale will be sent to the address you have provided to Elk and the Administrator in writing.

WHAT HAPPENS IF MY MEMBERSHIP IN THE PROGRAM IS TERMINATED?

         You must provide written instructions as to whether you wish to receive stock certificates representing the number of whole shares in your account or the proceeds of the sale of all of the shares in your account before the expiration of 90 days after you are given notice of the termination of your membership. The Administrator will, depending upon the instructions received, issue in your name a stock certificate representing the whole number of shares in your account. The Administrator will sell any fractional shares and the proceeds will be forwarded to you. The certificates and/or the proceeds of any sale will be sent to the address you have provided to Elk and the Administrator in writing.

WHERE DO I GET INFORMATION ABOUT ELK PRODUCTS?

         Information regarding Elk products can be found at the web site maintained for such products, which is located at http://www.elkcorp.com. Additionally, you can obtain product brochures by contacting Elk at one of its regional sales offices. Addresses and telephone numbers for those offices can be found at http://www.elkcorp.com/new_sales_office.cfm. You may also contact Elk at its Dallas, Texas headquarters by calling (972) 851-0400.

WHERE DO I GET INFORMATION ABOUT THE ELK WARRANTY PROGRAMS THAT MAY BE
AVAILABLE?

         The Elk Peak Performance Contractor Program Enrollment Booklet will contain the latest forms of Elk warranty programs.

WHAT IF I HAVE QUESTIONS ABOUT THE PROGRAM?

         Any questions you have about participating in the Program should be directed to:

                           Elk Corporation of America
                              14643 Dallas Parkway
                          Wellington Centre, Suite 1000
                            Dallas, Texas 75254-8890
               Attention: Elk Peak Performance Contractor Program
                                 (877) 355-7767

         Any questions that you have about the stock maintained with the Administrator should be directed to the Administrator. Questions regarding this may be made directly to the Administrator at its toll free number:

                                 1-800-635-9270

         A customer service representative will assist you. Once you have established an account with the Administrator, you may also use the Administrator's automated voice response system, which will furnish you information regarding your account, including the number of shares held. Employees of the Administrator are not permitted to give any opinions on the merits of any security or class of securities.

         You may also write to the Administrator at the following address:

                            Mellon Investor Services
                                  P.O. Box 3338
                     South Hackensack, New Jersey 07606-1938

Be sure you include your name, address, account number and daytime telephone number on all correspondence.

                                 USE OF PROCEEDS

         From time to time, the Administrator may purchase our common shares from us in connection with the redemption of points earned by participating members under the Program. We do not know the number of our common shares that will ultimately be purchased from us in connection with the Program or the prices at which such shares will be purchased. The net proceeds received by us from the sale by us of our common shares will be added to our general funds and used for general corporate purposes.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock at November 9, 2001 consisted of 100,000,000 shares of common stock, $1.00 par value, and 1,000,000 shares of preferred stock, without par value. As of September 4, 2001, there were outstanding 19,232,153 shares of our common stock. The preferred stock is issuable in one or more series by our Board of Directors without further stockholder action. The following summary is qualified in its entirety by the provisions of our restated certificate of incorporation and amended and restated by-laws, which are available as described in "Where You Can Find More Information."

COMMON SHARES OF STOCK

         We are authorized under our restated certificate of incorporation to issue up to 100,000,000 shares of common stock. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the rights of the holders of any shares of our preferred stock which may at the time be outstanding, holders of our common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds that are legally available for payment of dividends. In the event of our liquidation, holders of our common stock are entitled to all remaining assets available for distribution to shareholders after satisfaction of our liabilities and the preferential rights of any preferred stock that may then be issued and outstanding. Our outstanding shares of common stock are fully paid and nonassessable. The holders of our common stock have no preemptive, conversion or redemption rights.

PREFERRED SHARES OF STOCK

         Under our restated certificate of incorporation, our Board of Directors is authorized, without further shareholder action, to provide for the issuance of up to 1,000,000 shares of our preferred stock. Except as provided by law or by resolution of our Board of Directors, holders of our preferred shares will, subject to rights described below under "Description of Capital Stock -- Shareholder Rights Plan," not have any voting rights. Our preferred stock may be issued in one or more series, with such designations of titles; dividend rates, limitations, restrictions and conditions; any redemption provisions; special or relative rights in the event of our liquidation, dissolution, or winding up; any sinking fund provisions; any conversion provisions; any voting rights thereof; and any other preferences, privileges, powers, rights, qualifications, limitations as determined by our board of directors. Our preferred stock will be, when issued, fully paid and nonassessable and holders thereof will have no preemptive rights in connection therewith.

ANTI-TAKEOVER PROVISIONS

         Our restated certificate of incorporation and amended and restated bylaws contain provisions which:

         (1) divide our board of directors into three classes of as nearly equal size as possible, with directors in each class being elected for terms of three years;

         (2) require the affirmative vote of (a) 80% of the outstanding shares of common stock and (b) at least 67% of the outstanding shares of common stock not owned by a Related Person (a beneficial owner which, together with its affiliates and associates, holds 20% or more of our common stock) to approve any Business Combination (as such term is defined in our restated certificate of incorporation) with a Related Person unless (x) the Business Combination shall have been approved by a two-thirds vote of our Continuing Directors (those directors unaffiliated with a

                  Related Person who were on our Board of Directors prior to the time the Related Person became a Related Person) if the Continuing Directors constitute a majority of our entire board of directors at the time of approval or expressly approved in advance the acquisition of outstanding shares of our common stock that caused the Related Person to become a Related Person; (y) in the case of a Business Combination effected by a merger or consolidation, certain conditions concerning the adequacy of the consideration and the delivery of a proxy statement with specified disclosures are met; or (z) assuming certain conditions are met, the Business Combination is solely between us and another corporation, 50 percent of which is owned by us and none of which is owned by a Related Person;

         (3) require the affirmative vote of 65% of the outstanding shares of our common stock to amend or repeal those provisions of our restated certificate of incorporation described in paragraph
                  (1) above;

         (4) require the affirmative vote of a majority of the voting stock not owned by a Related Person to amend or repeal those provisions of our restated certificate of incorporation described in paragraph (2) above;

         (5) prohibit shareholder action taken by the written consent of a majority of the shareholders; and

         (6) require advance notice of nominations of candidates for election of directors.

SHAREHOLDER RIGHTS PLAN

         On May 26, 1998, our Board of Directors adopted a new Shareholder Rights Plan, which took effect when the existing rights plan expired on July 8, 1998. Under the new plan, rights were constructively distributed as a dividend at the rate of one right for each share of our common stock held by the shareholders of record as of the close of business on July 8, 1998. Until the occurrence of certain events, the rights are represented by and trade in tandem with common stock. Each right will separate and entitle shareholders to buy stock upon an occurrence of certain takeover or stock accumulation events. Should any person or group acquire beneficial ownership of 15% or more of our common stock, other than certain bona fide institutional investors to whom a 20% threshold applies, all rights not held by such person or group become rights to purchase one one-hundredth of a share of preferred stock for $110 or $110 of our common stock at a 50% discount. If after such an event we merge, consolidate or engage in a similar transaction in which we do not survive, each holder has a "flip over" right to buy discounted stock in the surviving entity.

         Under certain circumstances, the rights are redeemable at a price of $0.01 per right. Further, upon defined stock accumulation events, our Board of Directors has the option to exchange one share of common stock per right. The rights will expire by their terms on July 8, 2008.

         The overall effect of the provisions in our restated certificate of incorporation and Shareholder Rights Plan may be to deter or discourage hostile takeover attempts by making it more difficult for a person who has gained a substantial equity interest in us to effectively exercise control.

                              PLAN OF DISTRIBUTION

         The shares of common stock available under the Program will be offered as described in this prospectus or, if applicable, as provided in any prospectus supplement. Shares may be purchased by the Administrator on the open market or purchased directly from us. The shares of common stock that will be offered by us will be offered through FutureShare Financial, an affiliate of Mellon Bank, N.A. The purchase price for any shares purchased directly from us shall be equal to the closing price of our common stock on the date preceding the date of the purchase of the shares. We will pay all brokerage and transaction fees in connection with the acquisition of shares under the Program. Also, we will pay the regular monthly administrative fees of the Administrator. Participants in the Program may be required to pay certain fees with respect to certain transactions under the Program, such as the sale of shares more than once in any calendar year. Please refer to "Questions and Answers about the Program -- What fees must I pay?" for additional information.

                                  LEGAL MATTERS

         Baker & McKenzie, Dallas, Texas will pass upon the validity of the shares of common stock issuable under the Program for Elcor.

                                     EXPERTS

         Arthur Andersen LLP, independent auditors, are our auditors. They audited the consolidated financial statements and the financial statement schedules that we included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 as described in their report dated August 13, 2001. The Annual Report on Form 10-K for the fiscal year ended June 30, 2001 includes these reports. We incorporate these financial statements, schedules and reports into this prospectus in reliance on Arthur Andersen LLP's authority as experts in accounting and auditing.

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" that involve risks and uncertainties about its prospects for the future. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "outlook," "believe," "estimate," "plan," "project," "expect," "anticipate," "predict," "could," "should," "may," or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, our actual results could differ materially from those discussed here. Such risks and uncertainties include, but are not limited to, the factors described in "Risk Factors" and any others that may be described in our reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You are cautioned not to rely on any such forward-looking beliefs or judgments in making investment decisions.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov.

         The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

         o Annual Report on Form 10-K for the fiscal year ended June 30, 2001;

         o        Current Report on Form 8-K dated September 21, 2001;

         o        Current Report on Form 8-K dated September 27, 2001; and

         o The description of our common stock contained in our most recent Securities Exchange Act registration statement, including any amendments to it which have been filed with the Commission.

         You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

                                Elcor Corporation
                              14643 Dallas Parkway
                          Wellington Centre, Suite 1000
                            Dallas, Texas 75254-8890
                                 (972) 851-0500

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document. Any statement contained in this prospectus, a prospectus supplement or in a document incorporated by reference into the prospectus shall be modified or superseded to the extent that another statement contained in any other document filed later that is also incorporated by reference into the prospectus, modifies or supersedes that statement. Any statements that are modified or superseded by a later statement incorporated by reference into this prospectus shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          SEC Registration Fee                         $    287
          Printing Expenses*                            [______]
          Accounting Fees and Expenses*                 [______]
          Legal Fees and Expenses*                      [______]
          Registrar and Transfer Agent Fee*             [______]
          Miscellaneous*                                [______]
                                                       --------
          Total*                                       $[______]

----------
*    To be completed.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

         Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

         Article Twelfth of Elcor's restated certificate of incorporation requires indemnification to the fullest extent permitted under Delaware law, as the same exists or may be amended (but, in the case of such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) of each person who is or was made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Elcor or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. The right to indemnification conferred in Article Twelfth is a contract right and includes the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware Corporation Law requires, the payment of such expenses incurred by a director of officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Article Twelfth. Paragraph (c) of Article Twelfth of Elcor's restated certificate of incorporation authorizes Elcor to purchase and maintain insurance on behalf of its directors, officers, employees and agents, whether or not Elcor would have the power to indemnify such person against such expense, liability or loss under the Delaware Corporation Law. Elcor maintains director and officer liability insurance.

         Article XVIII of the amended and restated by-laws of Elcor provide that Elcor shall have the power and obligation to indemnify any person who was or is a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise to the extent set forth in the certificate of incorporation. Article XVIII also provides that in the event a claim for indemnification is made for liabilities arising under the Securities Act of 1933, as amended and supplemented, the indemnification shall not be made or allowed unless (1) the claim for indemnification under the circumstances is predicated upon the prior successful defense by the applicant of any action, suit or proceeding; (2) the board of directors receives an opinion of counsel of the corporation to the effect that it has been settled by controlling precedent that indemnification under the circumstances is not against public policy as expressed in said Act; or (3) a court of appropriate jurisdiction finally adjudicates in an action, suit or proceeding in which the issue is submitted to the court by the corporation prior to allowance of the claim that indemnification under the circumstances is not against public policy as expressed in said Act. Further, the rights and indemnification provided in Article XVIII shall not be exclusive of any other rights to which the directors, officers and other persons referred to in such article may be entitled according to law, pursuant to statute or otherwise.

         The foregoing statements are subject to the detailed provisions of
Section 145 of the Delaware Corporation Law, Article Twelfth of the restated certificate of incorporation of Elcor and Article XVIII of the amended and restated by-laws of Elcor.

ITEM 16.  EXHIBITS.

EXHIBIT NO.                                 TITLE

3.1* The Restated Certificate of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended June 30, 1994 (File no. 1-5341).

3.1.1* Certificate of Amendment to Certificate of Incorporation dated December 2, 1998 (File no. 1-5341).

3.2* Amended and Restated Bylaws of the Registrant, filed as Exhibit 3 to the Registrant's Annual Report on Form 10-K for the year ended June 30, 1981 and as Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1988 (File no. 1-5341).

4.1* Form of Rights Agreement dated as of July 7, 1998, between the company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes as Exhibits A and B thereto the Forms of Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock, Rights Certificate, filed as
              Exhibit 4.1 to the company's current Report on Form 8-K dated May 26, 1998 (File No. 1-5341).

5.1**         Opinion of Baker & McKenzie.

23.1**        Consent of Independent Public Accountants.

23.2**        Consent of Baker & McKenzie (contained in Exhibit 5.1).

----------
*    Incorporated by reference.

**   Filed herewith.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                  provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 12th of November, 2001.

                         ELCOR CORPORATION


                         By: /s/ HAROLD R. BEATTIE, JR.
                             ---------------------------------------------------
                             Harold R. Beattie, Jr.
                             Vice President, Chief Financial Officer & Treasurer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harold R. Beattie, Jr. and Leonard R. Harral and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:




/s/ HAROLD K. WORK                                   Chairman of the Board & Director                November 12, 2001
--------------------------------------------
Harold K. Work


/s/ THOMAS D. KAROL                                President, Chief Executive Officer &              November 12, 2001
--------------------------------------------                     Director
Thomas D. Karol                                        (Principal Executive Officer)


/s/ HAROLD R. BEATTIE, JR.                       Vice President, Chief Financial Officer             November 12, 2001
--------------------------------------------                   & Treasurer
Harold R. Beattie, Jr.                                 (Principal Financial Officer)


/s/ LEONARD R. HARRAL                                         Vice President &                       November 12, 2001
--------------------------------------------              Chief Accounting Officer
Leonard R. Harral                                     (Principal Accounting Officer)

/s/ DALE V. KESLER                                               Director                           November 12, 2001
--------------------------------------------
Dale V. Kesler



/s/ MICHAEL L. MCMAHAN                                           Director                           November 12, 2001
--------------------------------------------
Michael L. McMahan



/s/ DAVID W. QUINN                                               Director                           November 12, 2001
--------------------------------------------
David W. Quinn

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
3.1*          The Restated Certificate of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for
              the year ended June 30, 1994 (File no. 1-5341).

3.1.1*        Certificate of Amendment to Certificate of Incorporation dated
              December 2, 1998 (File no. 1-5341).

3.2* Amended and Restated Bylaws of the Registrant, filed as Exhibit 3 to the Registrant's Annual Report on Form 10-K for the year ended
              June 30, 1981 and as Exhibit 3.2 to the Registrant's Quarterly
              Report on Form 10-Q for the quarter ended December 31, 1988 (File no. 1-5341).

4.1* Form of Rights Agreement dated as of July 7, 1998, between the company and ChaseMellon Shareholder Services, L.L.C., as Rights
              Agent, which includes as Exhibits A and B thereto the Forms of Certificate of Designation, Preferences and Rights of Series A
              Participating Preferred Stock, Rights Certificate, filed as
              Exhibit 4.1 to the company's current Report on Form 8-K dated May
              26, 1998 (File No. 1-5341).

5.1**         Opinion of Baker & McKenzie.

23.1**        Consent of Independent Public Accountants.

23.2**        Consent of Baker & McKenzie (contained in Exhibit 5.1).

----------

*    Incorporated by reference.

**   Filed herewith.